UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2016

RETAILMENOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36005	26-0159761
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

301 Congress Avenue, Suite 700

Austin, Texas 78701

(Address of principal executive offices, including zip code)

(512) 777-2970

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2016, the Board of Directors (the “Board”) of the Company approved a 2016 Bonus Plan for the Company’s employees, including the Company’s senior executives set forth in the table below who collectively comprise the Company’s named executive officers for purposes of this Current Report on Form 8-K. Each participant in the 2016 Bonus Plan is assigned a target bonus for 2016.

Also on February 11, 2016, the Compensation Committee (the “Committee”) of the Board approved base salaries of the Company’s named executive officers for fiscal year 2016 as set forth in the table below, effective January 1, 2016. The Committee also established target bonus levels for fiscal year 2016 for the named executive officers. The bonuses for the named executive officers will be determined based on achievement of certain goals related to (i) consolidated net revenues, (ii) consolidated adjusted EBITDA and (iii) the audience for the Company’s portfolio of websites and mobile applications.

In addition, the Committee approved equity based incentives to the named executive officers that were granted on February 15, 2016 pursuant to the Company’s 2013 Equity Incentive Plan (the “Equity Incentive Plan”), a copy of which has been filed with the Securities and Exchange Commission. The equity based incentives include both performance-based restricted stock units (“PRSUs”) and performance-based stock options (“PSOs”).

The Committee approved PRSUs for the Company’s named executive officers, as set forth below. Other than Mr. Cunningham, the PRSUs will be eligible to vest in (i) a minimum amount of 70% of the total amount of PRSUs set forth for each named executive officer below, and (ii) subject to overachievement of a performance goal based on the Company’s Advertising and In-store Net Revenues, or the sum of the individual components thereof, as set forth in the Key Financial and Operating Metrics Section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “PRSU Performance Goal”), a maximum amount of 150% of the total amount of PRSUs set forth for each named executive officer. The PRSUs awarded to Mr. Cunningham will be eligible to vest as set forth in the footnotes in the table below. The PRSU Performance Goal measurement period will be the 12 month period ending December 31, 2016, after which the number of PRSUs determined to be eligible to vest will vest as follows: (i) 25% on February 15, 2017; (ii) 37.5% on February 15, 2018; and (iii) 37.5% on February 15, 2019, provided that recipients must remain employed by the Company through such dates for their PRSUs to vest, except to the extent otherwise provided in an employment agreement between such named executive officer and the Company.

The Committee also approved PSOs for the Company’s named executive officers, as set forth below. The vesting of the PSOs will be based on the Company’s total shareholder return for the period beginning on April 1, 2016 and ending March 31, 2018 as compared to the Russell 2000 Index during that same period (the “PSO Performance Goal”). Upon the achievement of the PSO Performance Goal, the total amount of PSOs set forth for each named executive officer below will vest. Subject to overachievement of the PSO Performance Goal, a maximum amount of 200% of the total amount of PSOs set forth for each named executive officer shall vest. There is no minimum amount of the PSOs guaranteed to vest for any named executive officer. The vesting date of the PSOs will be April 30, 2018 at which time 100% of PSOs determined to be eligible to vest shall vest, provided that recipients must remain employed by the Company through that date for their PSOs to vest, except to the extent otherwise provided in an employment agreement between such named executive officer and the Company.

The Committee believes that PSOs and PRSUs align our named executive officers’ compensation with our performance, motivate behavior consistent with long-term value creation, and better assist in retaining the Company’s named executive officers.

Officer	Title	Base Salary	Target Bonus(1)	Target Performance Stock Options(2)	Target Performance RSUs(3)
G. Cotter Cunningham	President and Chief Executive Officer	$478,000	100%	39,000	195,000	(4)
Kelli A. Beougher	Chief Operating Officer	$400,000	70%	20,000	100,000
Paul Rogers	Chief Technical Officer	$350,000	55%	9,000	45,000
J. Scott Di Valerio(5)	Chief Financial Officer	$370,000	70%	6,000	30,000
Louis J. Agnese, III(6)	Senior Vice President, Administration	$326,000	60%	7,000	35,000
Michael Magaro	Senior Vice President, Corporate Development	$290,000	50%	7,000	35,000

(1)	The target bonus is a percentage of base salary.
(2)	All options granted have an exercise price equal to the closing price per share of the Company’s common stock on the date of grant.
(3)	Represents the right to receive one share of the Company’s common stock per restricted stock unit.
(4)	Mr. Cunningham’s PRSUs will be eligible to vest in (i) a minimum amount of 25% of the total amount of PRSUs set forth above, and, (ii) subject to overachievement of the PRSU Performance Goal, a maximum amount of 250% of the total amount of PSRUs set forth above.
(5)	The Committee did not make any changes to Mr. Di Valerio’s new hire salary or bonus target.
(6)	Mr. Agnese served as the Company’s interim Chief Financial Officer from December 1, 2014 until December 29, 2015.

The foregoing description of the 2016 Bonus Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2016 Bonus Plan which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	2016 Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAILMENOT, INC.

Date: February 17, 2016	/s/ Jonathan B. Kaplan
Jonathan B. Kaplan
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	2016 Bonus Plan